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                                                                   EXHIBIT 10.55

                                LOAN COMMITMENT


     LOAN COMMITMENT dated October 23, 1997 by G&L Realty Partnership, L.P. ("G&L") in favor of Iatros Health Network, Inc. ("Iatros").

     An affiliate of G&L is purchasing certain real estate assets associated with nursing homes located at 34 Main Street, Hampden, Massachusetts, 42 Prospect Avenue, West Springfield, Massachusetts and 32 Chestnut Street, East Longmeadow, Massachusetts and an affiliate of Iatros is to manage such nursing homes. In connection with the transfer of ownership of such real estate, Iatros is assuming certain obligations and liabilities of the prior owner. There is a potential for Medicare and Medicaid charge-backs that would reduce the revenues of such nursing homes, potentially below the amount necessary to pay their current obligations. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, G&L and Iatros hereby agree as follows:

     1. If, prior to September 30, 1998, there is a Medicaid or Medicare charge back relating to any of the three facilities referred to above and the revenues of such facilities are thereby rendered insufficient to meet the current obligations of such facilities, including rent payable to an affiliate of G&L and amounts due under the loan by HCFP Funding, Inc. (after application of existing reserves of approximately $385,000 held by HCFP Funding, Inc.), then G&L will lend up to an aggregate of $500,000 for the sole purpose of compensating for such Medicare or Medicaid charge-backs, to the extent necessary after application of all of the funds, including Iatros' management fee, to such obligations.

     2. Iatros agrees to use all other funds generated by said three facilities to pay the current obligations of the facilities before drawing on the foregoing loan commitment. Having exhausted such other funds and the reserve held by HCFP Funding, Inc., Iatros agrees to borrow from G&L amounts up to $500,000 necessary to compensate for such Medicare or Medicaid charge back and necessary to pay current obligations.

     3. The financial terms of the loan from G&L to Iatros shall be interest only at 14% per annum, payable monthly in arrears with a maturity of two years. Such loan will be prepayable at any time without premium or penalty.

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     4.   This Agreement may be executed by each party on separate counterparts, which together shall constitute a single instrument. This Agreement shall inure to the benefit of, and be enforceable by, the successor and assigns of the parties hereto by merger, consolidation or sal of substantially all assets. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above set forth.

                              G&L REALTY PARTNERSHIP, L.P.

                              By:   G&L Realty Corp.

                                    By: /s/ Mark H. Hamermesh
                                       _________________________
                                         Mark H. Hamermesh,
                                         Senior Vice President


                              IATROS HEALTH NETWORK, INC.


                              By:________________________________
                                    Executive Vice President

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